Exhibit 16.1

February 18, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: New Leaf Brands, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 18, 2014 of New Leaf Brands, Inc. and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ EisnerAmper LLP
EisnerAmper LLP